40|86 Series Trust

Form N-SAR Report for the Period Ended 12/31/05

Item 77-C (1)

Results of Special Meeting of Shareholders

The Fund’s Special Meeting of Shareholders was held on December 14, 2005. The shareholders elected two Trustees to the Board of Trustees.

The following table provides information concerning the matters voted on at the meeting:

I.	Elect Two Trustees to the Board of Trustees:

Audrey L. Kurzawa

Votes For	Votes Against	Votes Abstained	Total
52,617,038.793	0	58,466.517	52,675,505.310

Vincent J. Otto

Votes For	Votes Against	Votes Abstained	Total
52,617,038.793	0	58,466.517	52,675,505.310